Veramark Announces Third Quarter 2012 Financial Results

ROCHESTER, NY -- (Marketwire - November 07, 2012) - Veramark Technologies, Inc. (OTCQB: VERA), a leading provider of telecom expense management solutions, today announced increases in revenue and net income for both the third quarter and the nine months ended September 30, 2012.

Revenues of $3,860,000 for the quarter ended September 30, 2012 increased 13% from revenues of $3,429,000 for the same quarter of 2011, and revenues of $11,322,000 for the nine months ended September 30, 2012 also increased 13%, from $10,062,000 for the first nine months of 2011.

Veramark's net income of $247,000 for the third quarter of 2012, representing $0.02 per share, increased from net income of $86,000 for the same quarter of 2011. For the nine months ended September 30, 2012 net income of $475,000, or $0.04 per share, compared with a reported net loss of $532,000 for the first nine months of 2011.

Tony Mazzullo, Veramark's President and CEO, stated, "We continue to be pleased with our steady gains in this highly competitive market. The majority of this growth in revenues has been in TEM outsourcing services with multi-year subscriptions that will extend into 2013 and beyond."

Veramark also reported that its backlog of recurring future revenues continued to increase, totaling $13.8 million at September 30, 2012, up 10% from the end of 2011.

"Our positive financial results are partially due to Veramark having received, earlier in the year, the SSAE16 Type II certification and being recognized in the 2012 Gartner Magic Quadrant Report for Global TEM," states Josh Bouk, Senior Vice President of Strategic Services. "In addition, we have received a very positive response from customers regarding the latest version of our VeraSMART software for Telecom Expense Management. We are excited about our successes that have helped our customers simplify their telecommunications environment and eliminate telecom distractions."

Mr. Mazzullo and Ron Lundy, Vice President of Finance and CFO, will host a teleconference to discuss the 2012 third quarter results on Thursday, November 8, at 2:00 PM Eastern Time. To access the conference call, dial (800) 757-7641.

                        VERAMARK TECHNOLOGIES, INC.
                     CONDENSED STATEMENT OF OPERATIONS
                                (Unaudited)

                             Three Months Ended
                                September 30

                                                         2012          2011
Revenues                                        $   3,859,933 $   3,429,339

  Cost of Revenues                                  1,568,246     1,486,058
  Operating Expenses                                2,049,358     1,866,922
  Net Interest Income                                   4,818         9,182
                                                 ------------  ------------
Income Before Litigation,
Settlement Expenses, and Taxes                        247,147        85,541

  Litigation and Settlement Expenses                        -             -
  Income Taxes                                              -             -
                                                 ------------  ------------
Net Income                                      $     247,147 $      85,541
                                                 ============  ============

                                                 ------------  ------------
Net Income Per Diluted Share                    $        0.02 $        0.01
                                                 ============  ============
Diluted Weighted Average
Number of Shares Outstanding                       10,685,143    10,483,391
                                                 ============  ============

                             Nine Months Ended
                                September 30

                                                         2012          2011
Revenues                                        $  11,321,757 $  10,062,305

  Cost of Revenues                                  4,728,189     4,258,404
  Operating Expenses                                6,144,359     5,515,213
  Net Interest Income                                  25,668        41,958
                                                 ------------  ------------
Income Before Litigation,
Settlement Expenses, and Taxes                        474,877       330,646

  Litigation and Settlement Expenses                        -       862,995
  Income Taxes                                              -             -
                                                 ------------  ------------
Net Income (Loss)                               $     474,877 $    (532,349)
                                                 ============  ============

                                                 ------------  ------------
Net Income (Loss) Per Diluted Share             $        0.04 $       (0.05)
                                                 ============  ============
Diluted Weighted Average
Number of Shares Outstanding                       10,654,978    10,234,239
                                                 ============  ============

About Veramark Technologies, Inc.

Veramark eliminates telecom distractions for organizations that demand value from their communication investments. We leverage the power of intuitive technology and problem-solving people to simplify telecom management and convert complex data into actionable intelligence. We ensure that our customers need what they buy, buy what they need, and pay what they should for telecom. Veramark solutions are used by over 3,300 government organizations and business enterprises around the world. http://www.veramark.com/

Veramark, VeraSMART, and eCAS are registered trademarks of Veramark Technologies, Inc. All other trademarks are the property of their respective owners.

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes in the marketing strategies of major distributors.

Media Contact:
Andrew Tempest
Director of Marketing Communications
Veramark Technologies, Inc.
(585) 383-6883
atempest@veramark.com